Exhibit 99.1

ENTELLUS MEDICAL ANNOUNCES THIRD QUARTER 2016 FINANCIAL RESULTS

PLYMOUTH, MN. (November 3, 2016) – Entellus Medical, Inc. (NASDAQ: ENTL), a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis patients, today reported its financial results for the quarter ended September 30, 2016.

Recent Highlights and Accomplishments

•	Revenue of $17.9 million in the third quarter of 2016, an increase of 21% year-over-year

•	Achieved balanced revenue growth across ear, nose and throat (ENT) offices and ORs – In-office revenue represented 57% of U.S. product revenue in the third quarter

•	Over 500 physicians at the American Academy of Otolaryngology (AAO) annual meeting participated in Entellus training and educational events designed to help physicians transition to innovative office-based procedures

•	Further broadened the Company’s product offerings to aid the growth of office-based sinus procedures

•	Commercially launched the Cyclone™ Sinonasal Suction and Irrigation System

•	Initiated limited launch activities on two new products: MiniFESS™ Shaver System and FocESS™ Wireless High Definition Camera System

•	Completed enrollment in clinical study to treat Eustachian tube dysfunction with the XprESS™ device

“Entellus delivered another solid quarter as we continue to advance our presence in the office setting,” said Robert White, President and Chief Executive Officer of Entellus Medical. “We have continued to receive positive validation from our physician partners on our increased array of products that facilitate sinus surgery in the ENT physician office. This was highlighted by an overwhelmingly positive reception by ENT physicians at the AAO Annual Meeting in San Diego. Our progress in 2016 has been marked by consistent and ongoing investment in new products and market development efforts, which we believe further fuels our positive momentum as we enter the new year.”

Third Quarter 2016 Financial Results

Revenue for the third quarter increased 21% to $17.9 million from $14.8 million during the same period of the prior year. The growth in revenue was attributable to sales of our new products and an increase in sales of the Company’s XprESS family of products through broader account penetration, both in the office and the OR.

Gross margin for the third quarter of 2016 was 74.0%, compared to 76.8% for the same period in 2015. Gross margin was impacted by one-time start-up costs related to the XeroGel™ acquisition, product mix, continued geographic expansion, as well as expanded production capacity for anticipated future growth.

Operating expenses for the third quarter of 2016 were $22.2 million, an increase of 31% compared to $16.9 million for the same period of the prior year. The increase in operating expenses was primarily due to increased compensation and other employee-related expenses, resulting from expansion of the Company’s sales and corporate staff, as well as investments related to the launch of new products.

Net loss for the quarter ended September 30, 2016 was $9.5 million, or $0.50 per share, compared with net loss of $6.1 million, or $0.32 per share, for the same period of the prior year. Entellus Medical ended the third quarter of 2016 with $39.2 million in cash, cash equivalents, and short-term investments.

2016 Financial Outlook

Entellus Medical expects full year 2016 revenue will be in a range of $74.0 million to $75.5 million, representing growth of 20% to 23% annually, and that gross margin will be in a range of 75% to 76% for the full year 2016. This compares to the Company’s previous revenue expectation for 2016 of $74.0 million to $77.0 million, previous growth expectations of 20% to 25% annually, and previous gross margin expectations for 2016 of 75% to 77%. Full year 2016 net loss is now expected to be in a range of $26.0 million to $29.5 million. This compares to the Company’s previous expectations for net loss in a range of $21.0 million to $28.0 million.

Webcast and Conference Call Information

The Company’s management team will host a corresponding conference call beginning today at 3:30pm CT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 930-5751 for domestic callers or (253) 336-7277 for international callers, using Conference ID: 94548883. To listen to a live webcast or a replay, please visit the investor relations section of the Entellus Medical website at: www.entellusmedical.com.

About Entellus Medical, Inc.

Entellus Medical is a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis in both adult and pediatric patients. The Entellus Medical platform of products provides effective and easy-to-use solutions to simplify everything from diagnosis and patient selection, to complex case revisions and post-operative care. Entellus Medical’s three core product lines, XprESS Multi-Sinus Dilation Systems, MiniFESS Surgical Instruments, and FocESS Imaging & Navigation, combine to enable ENT physicians to conveniently and comfortably perform a broad range of procedures in the office and simplify OR based treatment. Entellus Medical is committed to broadening its product portfolios with high-quality and purposeful innovations for the global ENT market. For more information, please visit the Company’s website at www.entellusmedical.com.

Forward-Looking Statements:

All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “expect,” “anticipate,” “could,” “may,” “intend,” “will,” “estimate,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this release include the Company’s financial guidance for full year 2016. These forward-looking statements are based on the current expectations of Entellus Medical’s management and involve known and unknown risks and uncertainties that may cause Entellus Medical’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the dependence of the Company’s net sales on its XprESS family of products, future market acceptance and adoption of such products and adequate levels of coverage or reimbursement for procedures using such products; the Company’s ability to successfully develop and commercialize new ENT products; competition; ability to expand, manage and maintain its direct sales organization and market and sell its products in the United States and internationally; risks and uncertainties involved in its international operations, especially in light of the recent referendum vote of the United Kingdom to exit the European Union; the compliance of its products and activities with the laws and regulations of the countries in which they are marketed; failure or delay in obtaining FDA or other regulatory approvals or the effect of FDA or other regulatory actions; risks and uncertainties involved in the XeroGel acquisition, including the failure to realize intended benefits from the transaction or delay in realization thereof, the integration taking longer or being more difficult, time-consuming or costly to accomplish than expected and business disruption after the transaction; the Company’s ability to manage its anticipated growth; risk of product recalls, product liability claims and litigation and inadequate insurance coverage relating thereto; intellectual property disputes; loss of key suppliers; inadequacy of capital resources and inability to raise additional financing when needed and on favorable terms. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found under the caption “Risk Factors” in the Company’s Securities and Exchange Commission (“SEC”) reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 to be filed with the SEC. Entellus Medical undertakes no obligation to update or revise any forward-looking statements, even if subsequent events cause its views to change.

Entellus Medical, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$17,880	$14,804	$53,512	$43,497
Cost of goods sold	4,648	3,431	13,107	9,728

Gross profit	13,232	11,373	40,405	33,769
Gross margin	74.0%	76.8%	75.5%	77.6%
Operating expenses
Selling and marketing	15,364	12,308	41,857	32,010
Research and development	2,047	1,392	5,832	4,000
General and administrative	4,807	3,230	12,594	9,120

Total operating expenses	22,218	16,930	60,283	45,130

Loss from operations	(8,986)	(5,557)	(19,878)	(11,361)
Other expense, net	(499)	(514)	(1,500)	(1,926)

Net loss before income tax	(9,485)	(6,071)	(21,378)	(13,287)
Income tax expense	(34)	—	(34)	—

Net loss	$(9,519)	$(6,071)	$(21,412)	$(13,287)

Net loss per share, basic and diluted	$(0.50)	$(0.32)	$(1.14)	$(0.80)

Weighted average common shares used to compute net loss per share, basic and diluted	18,855	18,738	18,827	16,688

Entellus Medical, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$15,236	$28,548
Short-term investments	23,967	38,210
Accounts receivable, net	11,824	10,687
Inventories	5,893	3,889
Prepaid expenses and other current assets	1,420	1,691

Total current assets	58,340	83,025
Property and equipment, net	6,490	4,126
Intangible assets, net	6,239	—
Goodwill	4,327	—
Other non-current assets	316	34

Total assets	$75,712	$87,185

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,040	$2,208
Accrued expenses	10,368	6,995
Current portion of long-term debt	6,553	—

Total current liabilities	20,961	9,203
Long-term liabilities
Long-term debt, less current portion	13,316	19,824
Other non-current liabilities	913	562

Total liabilities	35,190	29,589
Total stockholders’ equity	40,522	57,596

Total liabilities and stockholders’ equity	$75,712	$87,185